The Growth Fund of Washington 10f-3 Report October 1995

Portfolio Manager:                                Prabha S. Carpenter

Fund Net Assets at Beginning of Mon                     $38,780,947.74
Fun Net Assets at End of Month:                       $43,116,073.74

                                              Issue
Issue
Name of Issue                 Imperial Thrift & Loan
Date of Purchase                   10/24/95
Number of Shares                        8,000
Price Per Share                       $10.000
Total $ Purchased                          $80,000.00
Total Commissions                        $2,880.00
Total Size of Underwriting                $52,000,000
Percentage of Underwriting Purchase         0.15%
Name of Selling Group Member        Friedman Billings & Ramsey
Type of Agreement                       Underwriter

                                              Issue
Issue
Name of Issue                 Imperial Thrift & Loan
Date of Purchase                   10/24/95
Number of Shares                        2,100
Price Per Share                       $10.000
Total $ Purchased                          $21,000.00
Total Commissions                        $  756.00
Total Size of Underwriting                $52,000,000
Percentage of Underwriting Purchase         0.04%
Name of Selling Group Member        Ferris Baker Watts
Type of Agreement                       Underwriter

Check the following which apply to each transaction reported above (and discuss any exceptions):

Fund purchase was made prior to the end of the first full business day after the initial offering date (or the 4th day before termination, if a rights offering) X

Underwriting was a firm commitment.     X

Amount purchased is not more than 4% of the principal amount of the offering or $500,000 (but in no case more than 10% of the offering) X

Amount of purchase is not more than 3% of the Fund's total assets.  X

Purchase was not made from a "Manager" or an affiliate of the "Manager".   X

Purchase was not part of a group sale, or otherwise allocated the "Manager" or
its affiliate's accounts.    X

The issuer of the securities purchased has been in continous operation for not
less than three years, including predecessors.    X

                                                    Michael W. Stockton
"Manager" as defined under rule 10f-3                 Signature of Person
                                                       Preparing Report